Exhibit 99.1

Federal Home Loan Bank of San Francisco Announces Annual and Quarterly Operating Results

SAN FRANCISCO, February 20, 2014 — The Federal Home Loan Bank of San Francisco today announced its 2013 operating results. Net income for 2013 was $308 million, compared with net income of $491 million for 2012. Net income for the fourth quarter of 2013 was $74 million, compared with net income of $94 million for the fourth quarter of 2012.

The decreases in net income for 2013 and the fourth quarter of 2013 reflected a decrease in net interest income, partially offset by an improvement in other income/(loss) driven by higher earnings associated with derivatives, hedged items, and financial instruments carried at fair value and by lower credit-related other-than-temporary impairment (OTTI) charges on certain of the Bank's private-label residential mortgage-backed securities (PLRMBS).

Net interest income for 2013 was $482 million, down from $848 million for 2012. Net interest income for the fourth quarter of 2013 was $127 million, down from $171 million for the fourth quarter of 2012. The decreases in net interest income were primarily due to lower average balances of advances, mortgage-backed securities, and mortgage loans; to a decline in earnings on invested capital because of lower average capital balances and the lower interest rate environment; and to an increase in dividends on mandatorily redeemable capital stock, which are classified as interest expense. The increase in dividends on mandatorily redeemable capital stock accounted for $104 million, or 28%, of the decline in net interest income in 2013, and $15 million, or 34%, of the decline in net interest income in the fourth quarter of 2013.

Other income/(loss) for 2013 was income of $5 million, which primarily reflected a credit-related OTTI charge of $7 million on certain PLRMBS; a net loss associated with derivatives, hedged items, and financial instruments carried at fair value of $29 million; and net interest income on derivative instruments used in economic hedges of $34 million, which was generally offset by net interest expense on the economically hedged assets and liabilities. Other income/(loss) for 2012 was a loss of $164 million.

Other income/(loss) for the fourth quarter of 2013 was a loss of $5 million, which primarily reflected a credit-related OTTI charge of $1 million; a net gain associated with derivatives, hedged items, and financial instruments carried at fair value of $4 million; and net interest expense on derivative instruments used in economic hedges of $10 million, which was generally offset by net interest income on the economically hedged assets and liabilities. Other income/(loss) for the fourth quarter of 2012 was a loss of $28 million.

The $7 million credit-related OTTI charge for 2013 reflected the impact of modest additional projected losses on loan collateral underlying certain of the Bank's PLRMBS, based on the Bank's OTTI analysis for each quarter in 2013. The credit-related OTTI charge for 2012 was $44 million.

The $29 million net loss associated with derivatives, hedged items, and financial instruments carried at fair value for 2013 decreased from a $117 million net loss for 2012 primarily as a result of the effects of changes in market interest rates, interest rate spreads, interest rate volatility, and other market factors during the period. As of December 31, 2013, the Bank's restricted retained earnings included a cumulative net gain of $88 million associated with derivatives, hedged items, and financial instruments carried at fair value.

During 2013, total assets decreased $0.6 billion, or 1%, to $85.8 billion at December 31, 2013, from $86.4 billion at December 31, 2012. Cash and due from banks increased $4.8 billion during the period, while investments decreased $5.3 billion, or 13%, to $35.3 billion at December 31, 2013, from $40.5 billion at December 31, 2012. In addition, advances increased $0.6 billion, or 1%, to $44.4 billion at December 31, 2013, from $43.8 billion at December 31, 2012. In total, 83 members increased their use of advances during 2013, while 74 institutions reduced their advances borrowings.

Accumulated other comprehensive loss declined $649 million during 2013, to $145 million at December 31, 2013, from $794 million at December 31, 2012, primarily as a result of improvement in the fair value of PLRMBS classified as available-for-sale.

As of December 31, 2013, the Bank was in compliance with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was 9.2%, exceeding the 4.0% requirement. The Bank had $7.9 billion in permanent capital, exceeding its risk-based capital requirement of $3.9 billion. Total retained earnings were $2.4 billion as of December 31, 2013.

As of December 31, 2013, the Bank’s excess capital stock totaled $2.4 billion. In light of the Bank’s strong regulatory capital position, the Bank plans to repurchase $750 million in excess capital stock on March 21, 2014. This repurchase, combined with the estimated redemption of up to $7 million in mandatorily redeemable capital stock during the first quarter, will reduce the Bank’s excess capital stock by up to $757 million.

Today, the Bank’s Board of Directors declared a cash dividend on the capital stock outstanding during the fourth quarter of 2013 at an annualized rate of 6.67%. The dividend will total $98 million, including $39 million in dividends on mandatorily redeemable capital stock that will be reflected as interest expense in the first quarter of 2014. The Bank expects to pay the dividend on or about March 20, 2014.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Dec. 31, 2013	Dec. 31, 2012
Total Assets	$85,774	$86,421
Advances	44,395	43,750
Mortgage Loans Held for Portfolio, Net	905	1,289
Investments[1]	35,260	40,528
Consolidated Obligations:
Bonds	53,207	70,310
Discount Notes	24,194	5,209
Mandatorily Redeemable Capital Stock	2,071	4,343
Capital Stock - Class B - Putable	3,460	4,160
Unrestricted Retained Earnings	317	246
Restricted Retained Earnings	2,077	2,001
Accumulated Other Comprehensive Income/(Loss)	(145)	(794)
Total Capital	5,709	5,613

Selected Other Data at Period End
Regulatory Capital Ratio[2]	9.24%	12.44%

	Three Months Ended		Twelve Months Ended
Selected Operating Results for the Period	Dec. 31, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012
Net Interest Income	127	171	482	848
Provision for/(Reversal of) Credit Losses on Mortgage Loans	(1)	—	(1)	(1)
Other Income/(Loss)	(5)	(28)	5	(164)
Other Expense	35	35	128	134
Assessment	14	14	52	60
Net Income	$74	$94	$308	$491

Selected Other Data for the Period
Net Interest Margin[3]	0.59%	0.75%	0.56%	0.84%
Operating Expenses as a
Percent of Average Assets	0.15	0.14	0.13	0.11
Return on Average Assets	0.34	0.41	0.35	0.48
Return on Average Equity	5.20	6.73	5.36	9.44
Annualized Dividend Rate[4]	5.65	2.51	3.99	0.97
Average Equity to Average Assets Ratio	6.46	6.07	6.55	5.09

1.
Investments consist of Federal funds sold, trading securities, available-for-sale securities, held-to-maturity securities, securities purchased under agreements to resell, and loans to other Federal Home Loan Banks.

2.
This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of December 31, 2013, was $7.9 billion.

3.	Net interest margin is net interest income (annualized) divided by average interest-earning assets.

4.	Dividend rates reflect the dividends declared, recorded, and paid during the relevant periods.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank’s members are headquartered in Arizona, California, and Nevada and include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend rates and other-than-temporary impairment (OTTI) charges. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “plans,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and OTTI of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com